Exhibit 8.1

List of Significant Consolidated Entities of Noah Holdings Limited*

			Percentage
		Place of	of
	Date of Incorporation	Incorporation	Ownership
Noah Upright Fund Distribution Co., Ltd.	November 18, 2003	PRC	100%
Shanghai Noah Investment (Group) Co., Ltd.	August 24, 2007	PRC	100%
Glory Insurance (Hong Kong) Limited (formerly known as “Noah Insurance (Hong Kong) Limited”)	January 3, 2011	Hong Kong	100%
Ark Group Holdings (Hong Kong) Limited (formerly known as “Noah Holdings (Hong Kong) Limited”)	September 1, 2011	Hong Kong	100%
Gopher Capital GP Limited	May 11, 2012	Cayman Islands	100%
Wuhu Fangtiao Technology Co., Ltd.	November 28, 2019	PRC	100%
Shanghai Nuohong Real Estate Co., Ltd.	May 30, 2013	PRC	100%
Ark Group International (Hong Kong) Limited (formerly known as “Noah International (Hong Kong) Limited”)	January 7, 2015	Hong Kong	100%
Gopher Asset Management Co., Ltd.	February 9, 2012	PRC	Controlled under the Contractual Arrangement
Shanghai Gopher Massa Asset Management Co., Ltd.	June 29, 2015	PRC	Controlled under the Contractual Arrangement

*	Other consolidated entities of Noah Holdings Limited have been omitted from this list since, considered in the aggregate as a single entity, they would not constitute a significant subsidiary.